                                                                   EXHIBIT 10.47



                        PHOENIX INTERNATIONAL LTD., INC.

                           SOFTWARE LICENSE AGREEMENT


AGREEMENT NO.:  __________________

EFFECTIVE DATE: __________________


PARTIES:   List Customer Name and Address
                                          ------------------------------------


                                          ------------------------------------


                                          ------------------------------------


                                          ------------------------------------

         (Hereinafter referred to as "Customer")

           AND

           Phoenix International Ltd., Inc.
           Phoenix FSC, Inc.
           900 Winderley Place
           Suite 140
           Maitland, Florida 32751

         (Hereinafter referred to as "Phoenix")

Phoenix and Customer, intending to be legally bound, hereby agree as follows:

1.0      DEFINITIONS

         A.  BASIC LICENSE TERMINOLOGY

         "Changes" shall mean corrections, updates, upgrades, translations, additions and modifications to the Software and Documentation, and any other new or additional works based in whole or in part on the Software or Documentation.

         "Documentation" shall mean the technical and operating documentation relating to the Software provided to Customer by Phoenix or CSA, and all Changes thereto provided to Customer by Phoenix or CSA or otherwise made or obtained by or for Customer.

         "Licensed Products" shall mean collectively the Software and Documentation.

         "Software" shall mean Phoenix's Retail Banking System software and Third Party software, as described in Exhibit A hereto, in object code form, and all Changes thereto provided to Customer by Phoenix or CSA or otherwise made or obtained by or for Customer.

         "Use" (as a noun or a verb) shall mean the reading into memory of the Software and the access to and/or execution of such Software, in whole or in part, on the Customer Network. Use of the Software is permitted only for Customer's and its Affiliates' own internal data processing needs and shall be confined to the Territory, unless otherwise agreed in writing by Phoenix.

         "Term" shall mean the initial term and any subsequent renewal term of this Agreement, as provided in Section 9.0 hereof, subject to termination as provided herein.

         B.  TECHNICAL ENVIRONMENT

         "Additional Branch" shall mean each Remote Branch not listed in Exhibit B hereto which is connected to the Customer Network after the Effective Date, whether as a result of changes in operations, growth, acquisition, or otherwise.

         "Affiliate" shall mean the financial institutions in which Customer owns a greater than 50% interest as listed in Exhibit B hereto, and shall include each financial institution in which Customer hereafter acquires a greater than 50% interest or which merges with or into the Customer. A financial institution shall continue to be an Affiliate only for so long as Customer maintains a greater than 50% interest therein.

         "Client Devices" shall mean workstations, personal computers and terminals connected to the Customer Network which, subject to control of the authorized Server, have access to and Use the Software to input, read, and interpret Customer's data.

         "Customer Network" shall mean the local and wide area network system of the Customer, including one (1) Server at the Designated Location, the Client Devices connected thereto located at the Designated Location and the Remote Branches, and the Software. Customer shall be responsible for assuring that the Customer Network is in compliance with the Phoenix Network and Configuration Standards Guide (as provided by Phoenix).

         "Designated Location" is the street address of the location of the Server as specified on Exhibit B hereto. Customer may replace the location of the Server by providing Phoenix with written notice of the change, whereupon Exhibit B hereto will be deemed automatically amended to reflect the replacement.

         "Server" shall mean a single network file server serving as the Sybase data base for the Software.

         "Remote Branches" shall mean the street addresses listed in Exhibit B hereto where Client Devices reside which are connected to the Customer Network. The Remote Branches will include Additional Branches at such time as Phoenix receives written notice from Customer that such Additional Branches have been connected to the Customer Network, whereupon Exhibit B hereto will be deemed automatically amended to include such Additional Branches.

         "Territory" shall mean the countries or territories in which Customer is located and the Customer Network operates, as set forth in Exhibit B hereto.

         C.  SERVICES

         "CSA" shall mean Computer Systems Associates (Nigeria) Limited, as well as any successor(s) to its responsibilities hereunder approved by Customer and Phoenix.

         "Related Expenses" shall mean reasonable travel and other reasonable out-of-pocket expenses incurred in connection with any Services, including (without limitation), as applicable, file conversion costs; the cost of optional products, services, or hardware requested or authorized by Customer; shipping charges; courier or delivery charges; tape, cartridge or diskette costs; or non-voice telephone or communication costs.

         "Software Error" shall mean the failure of the Software in its original, unmodified form to perform in accordance with standard specifications maintained by Phoenix, if reported to Phoenix within ninety (90) days after delivery. Software Errors do not include failures associated with modified version of the Software, improper installation or conversion, use of equipment, operating systems or communications networks not supported by the Phoenix Network and Configuration Standards Guide, operator error or misunderstanding, or errors in sizing memory, throughput, or load and balance requirements, which shall be the sole responsibility of Customer.

         "Support Services" shall mean Customer's requirements for technical or user services relating to the Licensed Products, including training, installation, conversion, implementation, selection or integration of equipment or communication devices, and so forth.

2.0      LICENSE GRANT

2.1 Subject to the restrictions and limitations of this Agreement, Phoenix grants to Customer a non-exclusive, non-transferable license to Use the Software on the Customer Network (on one (1) Server only) at the Designated Location and Remote Branches, during the Term, pursuant to the terms and conditions of this Agreement. Pursuant to such license, Customer may:

         (a)  load and execute the Software on the Customer Network;

         (b) transfer the Software to a backup machine when the Server or any associated machine elements required for Use of the Software are temporarily inoperable or unusable, or to another machine for disaster recovery testing (which may occur concurrent with normal Use of the Software to process Customer's data on Customer Network), or for actual disaster recovery and processing in the event the Customer Network is non-functional due to the occurrence of disaster;

         (c) make a reasonable number of additional copies of the Software for testing, backup, and archival purposes in support of its ordinary User of the Software.

2.2 Subject to the restrictions and limitations of this Agreement, Phoenix grants to Customer a non-exclusive, non-transferable license to use the Documentation in support of its Use of the Software, during the Term, pursuant to the terms and conditions of this Agreement. Pursuant to such license, Customer may make a reasonable number of additional copies of the Documentation as required in support of its Use of the Software.

2.3 Phoenix will (if it has not done so already) immediately deliver to Customer one (1) copy of the current version of the Software in object code form, and one (1) copy of the current version of the Documentation. The licenses granted to Customer under Sections 2.1 and 2.2 hereof shall become immediately effective upon delivery of such items, and shall not be delayed or contingent based on installation, operation, or the delivery or completion of any services.

2.4 The Software is provided to Customer in object code form only. Customer agrees not to translate, reverse engineer, de-compile, interpret or disassemble the Software without the prior written consent of Phoenix. Customer agrees not to transfer, distribute, sell, lease, or assign the Licensed Products without the prior written consent of Phoenix. Customer agrees not to make any Changes to the Licensed Products without the prior written consent of Phoenix.

2.5 Customer may not use the Software or Documentation to process accounts or records, or to generate output data, for the direct benefit of, or for purposes of rendering services to, any business entity or organization other than Customer and its Affiliates. The foregoing shall not prevent Customer from using the Software or Documentation to provide banking and financial services to its customers.

2.6 Customer agrees to maintain a record of the number and location of all copies of the Licensed Products in its possession. Customer agrees to provide Phoenix with a copy of that record will upon Phoenix's request.

3.0      LICENSE AND BRANCH FEES; PAYMENT TERMS

3.1 Upon execution of this Agreement by Customer, Customer shall pay CSA, for Phoenix's account, the Software License Fee shown in the CSA Software License and Support Agreement, which is an initial one-time fee for the delivery of the current version of the Software in unmodified form and the grant of the license thereto pursuant to this Agreement. The License Fee is fully earned by Phoenix upon delivery of the current version of the Software in unmodified form.


3.2 In addition to the License Fee, an initial one-time Branch Fee is due for each Remote Branch which is included on the Customer Network from time to time. The current Branch Fees are shown in the CSA Software License and Support Agreement. As set forth in the CSA License Agreement, Customer shall pay CSA, for Phoenix's account, a Additional Branch Fee each time a Remote Branch is installed or added on the Customer Network.

3.3 Upgrade fees under Section 3.1 or 3.2 resulting from tier changes and Branch Fees for Additional Branches shall be paid by Customer as set forth in the CSA License Agreement, but in no case later than thirty (30) days after the end of each calendar quarter (through the end of March, June, September and December) in which the change or addition occurred. Customer agrees to certify annually (and at other times, if so requested by Phoenix) the total number of Remote Branches included on the Customer Network.

3.4 Customer shall reimburse Phoenix for all Related Expenses incurred by Phoenix in making deliveries to or for Customer, responding to inquiries and requests relating to Customer's implementation and use of the Software by Customer, or arising out of services provided by Phoenix for Customer.

3.5 To the extent that Customer is responsible for other fees and charges directly to Phoenix hereunder, such fees and charges shall be due and payable to Phoenix not later than thirty (30) days following receipt of invoice. Sums overdue to Phoenix shall bear interest at the lesser of (i) 1 1/2% per month, or (ii) the highest rate allowed under applicable law.

3.7 Customer shall have sole responsibility for all applicable excise, property, VAT, sales and use, or similar taxes, any income taxes or withholding requirement in addition to or in lieu thereof (exclusive only of United States Federal, state or local taxes based upon the net income of Phoenix), and any customs, import, export or other duties, levies, tariffs, taxes, or other similar charges that are imposed with regard to the transactions contemplated by this Agreement, including the license of the Software by Phoenix.

3.8 Time is of the essence with respect to all payments due from Customer hereunder. Customer may not suspend or set-off any payment due Phoenix hereunder on any basis whatsoever.

3.9 Phoenix reserves the right to adjust its prices (including scheduled License Fees and Branch Fees) at any time subject to 30 days advanced notice, provided that no adjustment will affect the License Fee due for the tier already occupied and paid for by Customer or the Branch Fees due for the number of Remote Branches already installed and paid for by Customer.

3.10 All payments to Phoenix (including to CSA for Phoenix's account) shall be made by Customer in U.S. Dollars.

4.0      NEW RELEASES; SUPPORT SERVICES

4.1 Phoenix believes that the Licensed Products cannot be effectively used without proper access to Support Services. Accordingly, Customer agrees to obtain and pay for all Support Services from CSA (or another supplier of Support Services authorized by Phoenix, if available) for a minimum of five (5) years following the Effective Date. In the event that Customer at any time ceases to obtain and pay for such Support Services, this Agreement will terminate as provided in Section 9.2 hereof.

4.2 So long as Customer obtains and pays for Support Services, Phoenix agrees to provide to CSA for delivery to Customer, or to provide to Customer directly, with such Changes to the Software in object code form and/or Documentation as Phoenix may authorize for general release as an accumulation of error corrections (including fixes), new release or new version of the Software and/or Documentation for use by customers who are the same as or similar to Customer.

For Changes that introduce substantial new functionality or technology so as to constitute a new or significantly different product, Phoenix reserves the right to condition availability of such Changes on additional fees.

4.3 So long as Customer obtains and pays for Support Services, Phoenix will make available to CSA the Phoenix Remote Support Services for diagnosis and correction of Software Errors. Such services shall be provided only at CSA's request after CSA has exhausted its own remedial efforts included in the Support Services. If Phoenix so requests, Customer agrees to assist in identifying and verifying the Software Errors in sufficient detail and with sufficient supporting documentation and information to enable Phoenix to recreate the Software Error. If Phoenix determines the Software operates per specifications but that Customer or CSA would like Changes made or other Support Services performed by Phoenix, Phoenix will consider the request as a proposal for additional assistance for which additional fees or charges may be imposed.

4.4 In the event that Customer requests services from Phoenix which are beyond the scope of Phoenix's commitments in this Agreement, Phoenix will attempt to accommodate Customer's request, if possible, by providing such services on such basis as Phoenix may determine for additional fees or charges as Phoenix considers warranted, or referring Customer to contractors or consultants who Phoenix authorizes to provide such service, provided that it is acknowledged that Phoenix shall not be required to travel to the Territory under any circumstances.

5.0      LIMITED WARRANTIES; LIMITATION OF REMEDIES

5.1 Phoenix warrants that the media containing the Software are free from defects in workmanship or materials.

5.2 The sole remedy for Customer in the event of discovery of any error or malfunction in the Software shall be to request Support Services from CSA and, if CSA is unable to correct the error or malfunction, to request diagnostic and remedial assistance from Phoenix as provided in Section 4.3 hereof.

5.3 EXCEPT AS PROVIDED IN SECTION 5.3 HEREOF, PHOENIX MAKES AND CUSTOMER RECEIVES NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WHETHER IN ANY PROVISION OF THIS AGREEMENT OR ANY OTHER COMMUNICATION OR OTHERWISE, AND PHOENIX SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IT IS EXPRESSLY AGREED THAT PHOENIX SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY ACTION OR INACTION OF CSA, INCLUDING (WITHOUT LIMITATION) WITH REGARD TO ANY SUPPORT SERVICES THAT CSA MAY PROVIDE OR FAIL TO PROVIDE, WHICH SHALL BE SOLELY THE RESPONSIBILITY OF CUSTOMER AND CSA.

5.4 IN NO EVENT SHALL PHOENIX BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING (WITHOUT LIMITATION) LOST PROFITS, INTERRUPTION OF BUSINESS, OR LOSS OR CORRUPTION OF DATA, EVEN IF PHOENIX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.5 The cumulative liability of Phoenix to Customer for all claims relating to any product or service provided by Phoenix, or any other obligation of Phoenix hereunder, in contract, tort or otherwise, shall not exceed the total amount of fees received by Phoenix from Customer for such product, service or obligation. The foregoing limitation of liability and exclusion of certain damages shall apply regardless of the success or effectiveness of other remedies.

5.6 THE LICENSED PRODUCTS MAY CONTAIN DISABLING PROCEDURES. IF THERE OCCURS ANY UNAUTHORIZED USE OF THE LICENSED PRODUCTS OR ANY OTHER MATERIAL, CONTINUING BREACH OF THIS AGREEMENT, SUCH DISABLING PROCEDURES MAY LIMIT ACCESS TO THE LICENSED PRODUCTS AND ANY ASSOCIATED PRODUCTS OR DATA. The function of such disabling procedures is documented in Phoenix's specifications for the Software. Insofar as date-sensitive Software Protection Codes are issued, they will have an expiration consistent with the payment terms for fees and charges hereunder or will have a one (1) year expiration, as applicable. On or before the expiration date, Phoenix will reissue the Software Protection Codes with extended expiration dates so long as Customer continues to comply with the payment terms and other material obligations of this Agreement. Phoenix warrants that all disabling procedures will only prevent access to the Licensed Products and will not destroy or corrupt any of Customer's programs or data. Further, if the disabling codes are enabled when there is no unauthorized use or other material breach by Customer, Phoenix will, on a highest priority basis, assist Customer in returning to normal operations at no cost to Customer.

6.0      TITLE

6.1 The Software and Documentation are copyrighted works protected by copyright laws, treaties and conventions applicable in the United States and the Territory. The Software and Documentation are protected under applicable law as trade secrets and Confidential Information of Phoenix. Phoenix retains all right, title, and interest in and to the Software, Documentation, and all intellectual property rights contained therein, subject only to the limited license granted to Customer in Section 2 hereof.

6.2 All output and report formats (e.g., ad hoc reports, SQL queries, etc.) first created by Customer shall be subject to joint ownership of Phoenix and Customer, as applicable (except that, to the extent such output reports derive from or contain any part of the Software or Documentation, the restrictions applicable to the Software and Documentation shall apply to any use thereof).

6.3 Customer agrees that all Changes made or obtained by Phoenix, CSA or Customer, or their respective employees or agents acting alone or in collaboration with each other, shall, together with all intellectual property rights associated therewith, be the exclusive property of Phoenix. To the extent that such Changes, including all associated intellectual property rights, are not owned in their entirety by Phoenix immediately upon their creation, Customer agrees to assign (and hereby automatically assigns) all right, title and interest therein to Phoenix, without any requirement of consideration or further documentation. Customer agrees to take such further action and execute such further documentation as Phoenix may reasonable request to give effect to this Section 6.3.

6.4 Customer shall notify Phoenix in the event that it discovers any infringement of Phoenix's rights in the Licensed Products or any violation of the terms of a License Agreement, and shall cooperate with Phoenix and assist in the prosecution of Phoenix's claims, provided that Phoenix retains financial responsibility for costs of assistance and prosecution. Phoenix shall be entitled to retain any proceeds from such claims, including settlement amounts, for purposes of funding Phoenix's worldwide intellectual property protection programs.

6.5 Phoenix or its designee shall have the right to enter the premises of Customer at any time upon reasonable request during regular business hours in a non-disruptive manner, for the purpose of inspecting the location and use of the Software and Documentation, compliance with the provisions of this Agreement, and the standard procedures of Customer regarding retention, safekeeping, and disposal of all media and materials pertaining thereto.

7.0      CONFIDENTIALITY OBLIGATIONS.

7.1 Customer acknowledges that the Software and Documentation contain Confidential Information of Phoenix, as defined in Section 7.5 hereof.

7.2 Customer agrees at all times to maintain the complete confidentiality of the Software, Documentation, and all other Confidential Information of Phoenix.

7.3 Customer agrees not to permit or authorize access to, or disclosure of, the Software, Documentation, and all other Confidential Information of Phoenix to any person or entity other than CSA and its employees, or employees of Customer who have a "need to know" such information in order to enable Customer to exercise its rights under this Agreement. The Software and Documentation, and all other Confidential Information of Phoenix may not be disclosed or provided to any independent contractors or consultants working for or with CSA or Customer, unless Phoenix gives its prior written approval. Such approval shall not be unreasonably withheld for specific contractors or consultants provided that (i) such persons are not competitors of Phoenix; (ii) such persons require such information in order to provide services or products to Customer which Phoenix, CSA, and/or their contractors cannot provide; (iii) such persons enter into a confidentiality agreement acceptable to Phoenix; and
(iv) Customer is responsible for any breach of such confidentiality agreement. Customer may disclose necessary portions of the Software, Documentation, or other Confidential Information of Phoenix to governmental regulatory authorities if such disclosure is required for compliance with applicable laws, but Customer shall notify Phoenix of the applicable legal requirements before such disclosure occurs and Customer shall use its best efforts to help Phoenix obtain protection as may be available to preserve the confidentiality of such information following disclosure.

7.4 Prior to disposal of any media or materials that contain any part of the Software,

Documentation or other Confidential Information of Phoenix, Customer shall obliterate or otherwise destroy all code, instructions, commentary, or further evidence of Confidential Information, for example, by erasing, incinerating, or shredding such materials.

7.5 For purposes of this Agreement, "Confidential Information" shall mean any competitively sensitive or secret business, marketing or technical information of Phoenix. In all cases, Phoenix's Confidential Information shall include the Software and Documentation, including all Changes. Confidential Information shall not include, however, information which (i) is generally known to the public or readily ascertainable from public sources (other than as a result of a breach of confidentiality by Customer or CSA or any person or entity associated with Customer or CSA), (ii) is independently developed without reference to or reliance on any Confidential Information of Phoenix, as demonstrated by written records in Customer's possession (which shall be provided to Phoenix at Phoenix's request), or (iii) is obtained from an independent third party who created or acquired such information without reference to or reliance on Confidential Information of Phoenix, as demonstrated by written records in Customer's possession (which shall be provided to Phoenix at Phoenix's request).

8.0      INDEMNIFICATION

8.1 If a third party claims that the Software infringes any patent, copyright, trade secret, or similar intellectual property rights of a third party Phoenix shall (as long as Customer is not in default under this Agreement or any other agreement with Phoenix) defend Customer against that claim at Phoenix's expense and pay all damages awarded by a court in a final judgment, provided that Customer promptly notifies Phoenix in writing of any such claim, and allows Phoenix to control, and cooperates with Phoenix in, the defense and disposition of such claim, including any related settlement negotiations.

8.2 If such a claim is made or appears possible, Phoenix may, at its option, secure for Customer the right to continue to use the Software, modify or replace the Software so it is non-infringing, or refund all license fees paid for the infringing material less a reasonable deduction for prior use. Phoenix has no obligation hereunder for any claim based on a modified version of the Software which has not been prepared solely by Phoenix, or for any combination, operation or use of the Software with any product, data or apparatus not approved in writing by Phoenix. Phoenix also shall have no obligation hereunder for any claim based on theories of law that are not substantially equivalent to laws, treaties and conventions applicable to U.S. patents, copyrights, trade secrets, and similar intellectual property rights. THIS SECTION 8.0 STATES PHOENIX'S ENTIRE OBLIGATION TO CUSTOMER WITH RESPECT TO MATTERS OF TITLE OR ANY CLAIM OF INFRINGEMENT THEREOF.

9.0      TERM AND TERMINATION

9.1 This Agreement and the license granted herein shall be for an initial term commencing on the Effective Date and continuing for a period of five (5) years. Thereafter, this Agreement shall automatically renew for additional one
(1) year periods unless either party notifies the other in writing of its desire not to renew this Agreement at least six (6) months prior to the last day of such initial term or any subsequent renewal period.

9.2 Customer may terminate the license granted hereunder by electing not to renew this Agreement in accordance with Section 9.1 hereof.

9.3 Phoenix shall have the right to terminate the License upon the occurrence of any of the following events:

         (a) Customer's breach of any provision of this Agreement if such breach is material and is not cured within ten (10) days after Customer's receipt of notice in writing from Phoenix of such breach; or

         (b) Customer's failure to implement the most recent version of the Licensed Products within thirty (30) days of the date such version is received by Customer; or

         (c)  Customer's failure to obtain and pay for Support Services; or

         (d) Customer ceases to do business, makes a composition or assignment for the benefit of its creditors, makes a general arrangement with its creditors concerning any extension or forgiveness of any of its secured debt, becomes bankrupt or insolvent, suffers or seeks the appointment of a receiver to the whole or any material part of its business, takes any action to liquidate or wind up the whole or any material part of its business, is found subject to any provisions of any bankruptcy code concerning involuntary bankruptcy or similar proceeding, or suffers a material adverse change in its financial position such that payments to Phoenix may be affected or delayed by a creditor or administrator of the business of Customer; or

         (e) Customer becomes a subsidiary of, or controlled as to its management policy by, any government instrumentality; or

         (f) Customer is required by laws in the Territory to offer or permit the use or exercise (with or without payment to Phoenix) of the Customer to any other person or entity.

9.4 Phoenix shall also have the right to terminate this Agreement in the event of the acquisition of more than 50% of the voting stock of Customer, or of the acquisition of all or substantially all the business and assets of Customer, or of the merger of Customer with or into another entity, which entity is the surviving entity; provided, however, that, so long as all other provisions of this Agreement are duly honored, the Agreement may be continued in effect and the surviving entity may continue under the license granted hereby if the surviving entity signs a new license agreement with Phoenix containing terms and conditions reasonably requested by Phoenix, and pays additional license fees for use of the Licensed Products in respect of the new or different Remote Branches resulting out of the transaction.

9.5 In the event that this Agreement terminates as a result of a breach by Customer, Customer's license to Use the Software shall immediately cease. In all other cases, Customer may continue to Use the Software in accordance with this Agreement for up to one hundred eighty (180) days following termination, provided that Customer has paid and continues to pay all amounts due as if this Agreement were still in effect. Upon expiration of such period (and immediately, in the event of termination as a result of a breach by Customer), Customer shall return or destroy all copies of the Licensed Products; if Phoenix so requests, Customer shall certify it has completed such action.

9.6 No payments due under Section 3 of this Agreement shall be refundable upon termination of the License, whether such termination is by Customer or Phoenix.

9.7 All obligations with respect to confidentiality, ownership, and protection of intellectual property rights, and all obligations for payment of amounts due shall survive termination.

9.8 The rights and remedies of Phoenix included in this Section 9.9 shall not be exclusive and are in addition to any other rights and remedies provided by law or equity.

10.0     CUSTOMER OBLIGATIONS

10.1 Customer shall appoint a Contact Person, listed on Exhibit C, to service as the focal point of communication between Phoenix and Customer. Customer may change the Contact Person at any time upon written notice to Phoenix.

10.2 Customer agrees to acquire and maintain Customer Network at the Designated Location by the required dates in the Implementation Schedule. Customer shall provide at its cost an on-line telecommunications link with a telephone modem in order to provide digital communication with Phoenix's and/or CSA's systems.

10.3 Customer shall install all corrections or enhancements ("System Release") provided by Phoenix for the Licensed Products within thirty (30) days after receipt.

10.4 Customer shall keep its personnel trained in the operation of the Licensed Products and Customer Network.

11.0     ARBITRATION

In the event a claim, controversy or dispute between Phoenix and Customer arises out of or in connection with this Agreement or the transactions and business contemplated hereby, including the validity, construction or enforcement thereof, either party may demand that such matter be submitted to final and binding arbitration. The sites of all arbitration proceedings shall be Atlanta, Georgia, unless Phoenix and Customer agree in writing to another sites. All arbitration proceedings and records shall be in English. Issuance of an arbitration demand shall suspend the effect of any default entailed by such claim, controversy or dispute and any judicial or administrative proceedings instituted in connection therewith, for the duration of the arbitration proceedings. Arbitration shall be governed by the commercial rules of the American Arbitration Association (the "AAA"). Arbitration shall be conducted by one arbitrator who shall be chosen by the AAA within 5 days of receipt of the arbitration demand. The arbitrator or arbitrators shall determine whether a default has occurred, and shall deliver its or their decision within forty five (45) days of the date of receipt of the arbitration demand, specifying such remedy (including money damages) as shall (a) fully implement the intent and purposes of this Agreement and (b) indemnify and hold harmless the non-breaching party from all losses, costs and expenses (including costs of arbitration and reasonable attorneys' fees) resulting from the default. Termination or limitation of Phoenix's rights in the Software, the Documentation, or any associated intellectual property rights may not be awarded under any circumstances. The right to demand arbitration and to receive damages and obtain other available remedies as provided hereunder shall be the exclusive remedy in the event an arbitration demand is made, except that Phoenix shall be entitled to obtain equitable relief, such as injunctive relief, from any court of competent jurisdiction in order to protect its rights in the Software, the Documentation, or any associated intellectual property rights while such proceeding is pending or in support of any award made pursuant to such arbitration. Phoenix and Customer hereby consent to the enforcement in the courts of each country in the Territory and the United States of any arbitral judgment or award rendered pursuant to this Section.

12.0     COMPLIANCE WITH LAWS

12.1 Customer shall, at its own expense, comply with all laws relating to the licensing and use of the Licensed Products, and shall procure all licenses and pay all fees and other charges required thereby.

12.2 Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that Customer may not ship, export or re-export the Software or Documentation, or any other information, process, product or service obtained directly or indirectly from Phoenix, to any country outside of the Territory without the express written consent of Phoenix. Customer understands that, if an export or import prohibition applies under applicable law and an export license cannot be obtained with reasonable effort, the disclosure or delivery of the Software and Documentation outside of the Territory will not be allowed.

12.3 Customer hereby agrees that Customer and its directors, officers, employees, and agents will comply with the Foreign Corrupt Practices Act of 1977, as amended (the "Act") with respect to the subject matter of this Agreement. In this regard, neither Customer nor any of its directors, officers, employees, or agents will make, offer to make, or accept any payment or gift directly or indirectly to any employee, officer, or representative of any governmental entity or instrumentality or to any foreign political party, any official of a foreign political party, or candidate, where such payment would constitute a bribe, kickback, or illegal payment under U.S. or applicable foreign laws.

13.0     GENERAL

13.1 Notices shall be deemed given as of the date deposited with an international courier service (such as FedEx) or the mail of the United States or any country within the Territory (with provision for confirmation of receipt, if using the mail outside of the United States). Either party may change its address by written notice to the other.

13.2 Except as expressly permitted by this Agreement, Customer may not assign, transfer or delegate its rights or obligations hereunder without Phoenix's prior written consent. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their authorized successors and assigns. Customer consents to the substitution, at Phoenix's request, of another authorized provider of Support Services in the event that CSA for any reason ceases to do business or in the event that the operative agreement between Phoenix and CSA covering such Support Services terminates.

13.3 The failure of either party to enforce any term of this Agreement shall not constitute a waiver of either party's right to enforce each and every term of this Agreement.

13.4 If either party brings an action under this Agreement (including appeal), the prevailing party shall be entitled to recover reasonable attorneys' fees and costs. Should any provision of this Agreement be held by a court of competent jurisdiction or other presiding authority to be unenforceable, the remaining provisions of this Agreement shall not be affected or impaired thereby. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF FLORIDA, EXCLUDING ITS CONFLICT OF LAWS RULES. IT SHALL NOT BE GOVERNED BY THE UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS, THE APPLICATION OF WHICH IS EXPRESSLY EXCLUDED.

13.5 Neither party shall be in default by reason of any failure in the performance of this Agreement (other than a failure to make payment when due or to comply with restrictions upon the Use of the Licensed Products) if such failure arises out of any act, event or circumstance beyond the reasonable control of such party, whether or not otherwise foreseeable. The party so affected will resume performance as soon as reasonably possible.

13.6 The captions appearing in this Agreement are inserted only as a matter of convenience and in no way limit the scope or affect the meaning of any section.

13.7 This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings and agreements between them regarding the Licensed Products, and may not be modified except in writing signed by authorized representatives of both parties.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the dates indicated.





PHOENIX INTERNATIONAL LTD., INC.           "CUSTOMER"
PHOENIX FSC., INC.




---------------------------------          -----------------------------------
Signature                                  Signature



---------------------------------          -----------------------------------
Name (print)                               Name (print)



---------------------------------          -----------------------------------
Title                                      Title

         EXECUTION BY PHOENIX: this Agreement shall not be binding until the same has been executed by an Executive Officer of Phoenix.

                                   Exhibit A

Description of Software

                                   Exhibit B

Listing of Present Remote Branches (Street Addresses)



Designated Location of Server (Street Address)



Territory

                                   Exhibit C

Contact Persons:

                                                                            17